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                                                                EXHIBIT 2(b)

[FLEXTRONICS INTERNATIONAL LOGO]


                                                                PRESS RELEASE


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
At Flextronics International:                   At Financial Relations Board:
Michael Marks                                   Ann Trunko (general information)
Chairman and CEO                                Sue Dooley (analyst contact)
408.428.1320                                    415.986.1591

Robert Dykes
Sr. Vice President of Finance
and Administration
408.576.7913

          FLEXTRONICS INTERNATIONAL LTD. ANNOUNCES THE CLOSING OF THE
                  ERICSSON BUSINESS NETWORKS AB ASSET PURCHASE


        SAN JOSE, CALIFORNIA, MARCH 27, 1997 - Flextronics International Ltd. (Nasdaq:FLEXF) and Ericsson Business Networks AB announced the closing today of the Ericsson Asset Purchase for Ericsson's two manufacturing plants in Karlskrona, Sweden. Ericsson transferred its manufacturing activities at the Karlskrona production plants in Verko and Vedeby, and the employment of 930 people related to these activities to Flextronics. Flextronics financed the acquisition with borrowing under the new credit facilities which became available today. These facilities provide for revolving credit and term loans of up to $175 million.

        "The addition of the Ericsson business is a key component of Flextronics' strategy of becoming a leading supplier of electronics manufacturing to the telecommunications industry in Europe," said Michael Marks, Chairman and CEO of Flextronics. "In connection with the recent announcements by Ericsson, we are pleased to be a major partner in their worldwide manufacturing outsourcing strategy."

        "The Flextronics agreement, together with other recent developments, is in line with Ericsson's strategy to focus on our core competencies to be a supplier of total communications solutions," said Rolf Eriksson, Executive Vice President of Ericsson Business Networks AB. "Teaming up with Flextronics will improve our competitiveness in the telecommunications market."

        Flextronics International Ltd. offers advanced contract manufacturing services of sophisticated electronics for OEMs in the communications, computer, consumer and medical electronics industries. The company has facilities in North America, Asia and Europe.
                                     -more-

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        Ericsson's 90,000 employees are active in more than 130 countries.
Their combined expertise in switching, radio and networking makes Ericsson a world leader in telecommunications.

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       For more information on Flextronics International Ltd. at no cost, call 1-800-PRO-INFO, ticker symbol FLEXF,
               or visit the Web site at http:www.flextronics.com
























   Flextronics International Ltd. -- 2241 Lundy Avenue -- San Jose, CA 95131
                     Tel: 408-428-1300 -- Fax: 408-428-0620